Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

RESTATED
CERTIFICATE OF INCORPORATION

OF

STEEL CONNECT, INC.

STEEL CONNECT, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Steel Connect, Inc., and the date of filing of its Restated Certificate of Incorporation with the Secretary of State was September 29, 2008.

SECOND: That resolutions were duly adopted by the board of directors (the “Board”) of the Corporation setting forth this proposed Amendment to the Restated Certificate of Incorporation of the Corporation and declaring said Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

THIRD: To accomplish the foregoing Amendment to the Restated Certificate of Incorporation of the Corporation, the first two paragraphs of ARTICLE FOURTH of the Restated Certificate of Incorporation of the Corporation shall be deleted in their entirety and replaced with the following:

“FOURTH: Effective as of 5:01 p.m. (Wilmington, Delaware Local Time) on the date of filing (the “Effective Time”) of this amendment to the Corporation’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each share of the Corporation’s Common Stock (or fraction thereof) issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be reclassified, changed, and converted (the “Forward Split”) into 375 validly issued, fully paid, and non-assessable shares of Common Stock without increasing or decreasing the par value of each share of Common Stock and without increasing or decreasing the authorized number of shares of Common Stock; provided, however, no fractional share interests shall be issued as a result of the Forward Split to any person and, in lieu of such fractional share interests (collectively, “Fractional Shares”), any such holder shall be entitled, upon the Effective Time, to receive a cash payment (without interest) for such holder’s Fractional Shares in amount equal to such holder’s Fractional Shares multiplied by the Fractional Share Value (as defined below). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of post-Forward Split Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional shares as described above.  The Forward Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. As used herein, “Fractional Share Value” shall mean the average of the closing sales prices of the Common Stock on the exchange the Corporation is currently trading for the five consecutive trading days immediately preceding the effective date of the Forward Split (with such average closing sales prices being adjusted to give effect to the one-for-3,500 reverse split effected on the date of filing this amendment to the Corporation’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware and the Forward Split).

FOURTH: That, pursuant to resolution of the Board, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Amendment.

FIFTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be executed on this 21st day of June, 2023.

STEEL CONNECT, INC.

By:	/s/ Jason Wong
	Name:	Jason Wong
	Title:	Chief Financial Officer